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                                                                    EXHIBIT 3.21

                            CERTIFICATE OF FORMATION

                                       OF

                       WASTE SERVICES LIMITED PARTNER, LLC

            This Certificate of Formation of Waste Services Limited Partner, LLC (the "Company") is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. Code Section 18-101 et seq.).

                                   Article One

            The name of the Company is Waste Services Limited Partner, LLC.

                                   Article Two

            The address of the registered office of the Company in the State of Delaware is Nemours Building, Suite 1414, 1007 North Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name and address of the Company's registered agent for service of process in the State of Delaware is Waste Services Limited Partner LLC, Nemours Building, Suite 1414, 1007 North Orange Street, Wilmington, County of New Castle, Delaware 19801.

                                  Article Three

            This Certificate of Formation will become effective upon filing in the office of the Secretary of State of the State of Delaware.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on April 8, 2004, in Wilmington, Delaware.

                                            DELAWARE INCORPORATORS &
                                            REGISTRATION SERVICE, LLC

                                            Authorized Person:

                                        By: /s/ C. Anthony Shippam
                                            -----------------------
                                            C. Anthony Shippam
                                            CEO